UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2007

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On April 26, 2007, Avista Corporation (Avista Corp.) filed a general rate case with the Washington Utilities and Transportation Commission (WUTC). In the general rate case filing, Avista Corp. has requested to increase electric rates for its Washington customers by an average of 15.9 percent, which is intended to increase annual revenues by $51.1 million. Avista Corp. has also requested to increase natural gas rates for its Washington customers by an average of 2.3 percent, which is intended to increase annual revenues by $4.5 million.

The requested rate increases are driven primarily by increased costs associated with investment in utility plant assets, as well as by increased fuel and purchased power costs to meet growing customer demand.

Avista Corp.’s request is based on a proposed rate of return of 9.39 percent with a common equity ratio of 47.8 percent and an 11.3 percent return on equity. The WUTC generally has up to 11 months to review the general rate case filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: April 27, 2007	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer